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                           [Reed Smith LLP Letterhead]


September 28, 2001

Commonwealth Income & Growth Fund IV
1160 West Swedesford Road
Suite 340
Berwyn, PA  19312

Ladies and Gentlemen:

         We have acted as counsel to Commonwealth Income & Growth Fund IV, a Pennsylvania limited partnership (the "Partnership"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Partnership of up to 750,000 Units of limited partnership interest (the "Units").

         In rendering this opinion, we have examined such records, certificates and other documents that we have deemed necessary or appropriate for purposes of this opinion. Our opinion is qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the limitations stated herein, it is our opinion that the Units which are being offered and sold by the Partnership pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable, except that in accordance with the Pennsylvania Revised Limited Partnership Act, as amended, (i) a Limited Partner may be required to return to the Partnership amounts previously distributed to such Limited Partner for a two year period after the distribution to the extent that the distribution includes a return of the partner's contribution to the partnership, but only if the distribution is made in violation of the partnership agreement or the provisions of the Pennsylvania Revised Uniform Limited Partnership Act and (ii) a Limited Partner who participates in the control of the business of the Partnership may be liable to persons who transact business with the Partnership reasonably believing, based upon the conduct of the Limited Partner, that the Limited Partner is a general partner of the Partnership.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement.

                                                              Very truly yours,

                                                              /s/ Reed Smith LLP
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                                                              Reed Smith LLP


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